Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Regulus Therapeutics Inc. for the registration of 62,500,167 shares of common stock and to the incorporation by reference therein of our report dated March 21, 2024, with respect to the financial statements of Regulus Therapeutics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

April 9, 2024